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                                EXHIBIT 3.2













         CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
          For use by Domestic Profit and Non-Profit Corporations

     PURSUANT TO THE PROVISIONS OF ACT 284, PUBLIC ACTS OF 1972, (PROFIT CORPORATIONS), OR ACT 162, PUBLIC ACTS OF 1982 (NONPROFIT CORPORATIONS), THE UNDERSIGNED CORPORATION EXECUTES THE FOLLOWING CERTIFICATE:



     1.   The present name of the corporation is: SPARTAN STORES, INC.

     2.   The corporation identification number assigned by
          the Bureau is:                                         185-372

     3. The location of the registered office is: 850 76th Street, S.W., Grand Rapids, Michigan 49508





















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     4.   Article III of the Restated Articles of Incorporation is hereby amended to read as follows:


                                ARTICLE III

     The total authorized capital stock of the corporation is Twenty Million (20,000,000) shares of Class A common stock with the par value of $2 per share and Five Million (5,000,000) shares of Class B common stock.

     The following provisions are applicable to the authorized stock of the corporation:

     A.   Provisions Applicable to Class A Common Stock:

          1. Each holder of Class A common stock shall be entitled to one vote for each share held.

          2. Each share of common stock outstanding at the time these Restated Articles become effective shall constitute one share of Class A common stock.

     B.   Provisions Applicable to Class B Common Stock:

          1. The Board of Directors may at any time, and from time to time, provide for the issuance of shares of Class B common stock in one or more series, each with such designations, and, relative to the Class A common stock and to other series of the Class B common stock, such voting, distribution, dividend, liquidation, conversion, participation, redemption, and other rights, preferences, limitations, and restrictions, if any, as shall be stated in the resolution or resolutions providing for the issuance thereof, and as are not inconsistent with these Articles of Incorporation, or any amendments thereto.

          2. Except as provided in the resolution or resolutions providing for the issuance of shares, all shares of Class B common stock and any series thereof shall be identical.

          3. Shares of Class B common stock or any series thereof may be issued as a share dividend in respect of shares of another class or series as the Board of Directors may determine from time to time, or as otherwise permitted by statute.

     C.   Provisions Applicable to All Stock:

          1. The holders of Class A common stock shall be entitled to receive, to the extent permitted by law, such dividends and distributions as may be declared from time to time by the Board of Directors, but subject

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to the preferential, participation, and other rights of holders of shares of Class B common stock, if any, provided in the resolution or resolutions providing for the issuance of such shares.

          2. In the event of the voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of the Class A common stock shall be entitled to receive all of the remaining assets of the corporation ratably in proportion to the number of shares of Class A common stock held by them, but subject to the preferential, participation, or other rights of holders of shares of Class B common stock, if any, provided in the resolution or resolutions providing for the issuance of such shares.

          3. The Board of Directors may from time to time authorize the payment of rebates to customers of the corporation upon such terms and conditions as the Board of Directors may from time to time determine. Any such rebate shall not be deemed to be a dividend or distribution upon the corporation's capital stock.

          4. The holders of shares of the corporation's capital stock shall not have any preemptive right to acquire the corporation's unissued shares.

          5. The foregoing amendment to the Restated Articles of Incorporation was duly adopted on the 15th day of July, 1997 by a majority vote of all the shareholders at a meeting.

                                   Signed this 15th day of July, 1997


                                   By   /s/Charles B. Fosnaugh
                                        Charles B. Fosnaugh
                                        Senior Vice President Business
                                          Development and Finance














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